UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2009

DOMINION MINERALS CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-52696 (Commission File Number)	22-3091075 (IRS Employer Identification #)
410 Park Avenue, New York, NY 10022 (Address of Principal Executive Office)

(212) 231-8171
(Registrant’s telephone number, including area code)

75 Rockefeller Plaza, Suite 1817, New York, NY  10019
(Former name, former address and former fiscal year, if changed since last report)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2009, Dominion Minerals Corp.  (the “Company”) entered into and closed on a Convertible Loan Agreement (the “Loan Agreement”) to sell to to non-US persons the convertible note due 2010 (the “Note”) in the aggregate principal amount of $2,000,000 and warrants to purchase up to 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with an exercise price of $0.15 per share for a total purchase price of $2,000,000.

The Note matures one year after the date of issuance. The Note pays interest at a rate of 3-Month LIBOR plus 2.0% per annum, which is payable at maturity, and is convertible into shares of Common Stock at a conversion price equal to $0.10 per share (the “Conversion Price”). The Conversion Price is subject to adjustment for certain events, including the dividends, distributions or split of the Company’s Common Stock, or in the event of the Company’s consolidation, merger or reorganization. In the event of a conversion, accrued interest shall be automatically converted into common stock. In addition, the Company has the right to prepay the entire outstanding principal due under the Notes upon a three business day notice.

The Company’s obligations under the Loan Agreement and the Note are secured by the pledge of 5,000,000 shares of Cuprum Resources Corp., a corporation organized under the laws of the Republic of Panama (“Cuprum”), owned by the Company pursuant to a Pledge Agreement dated as of November 30, 2009 by and among the Company, Cuprum and the investor. The pledged shares represent all of the issued and outstanding equity shares of Cuprum.

Warrants are exercisable for a period of one year from the closing.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

The Company relied upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of the securities described herein pursuant to Section 4(2) of the Act and/or Regulation D, and Regulation S promulgated thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION MINERALS CORP.

Date:	December 4, 2009	By:	/s/ Diego E. Roca
Diego E. Roca
Chief Financial Officer